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ACQUISITION CESSATION ANNOUNCEMENT
Denver, Colorado
March 21, 2006
FOR IMMEDIATE RELEASE

MacDermid Announces Cessation of Acquisition Negotiations

MacDermid, Incorporated, a worldwide manufacturer of proprietary specialty chemical products and materials for the electronics, metal finishing and graphic arts industries, (NYSE: MRD) today announced that it had ceased negotiations to acquire a company of significant size. MacDermid will recognize an expense of $2.0 million in the first quarter of 2006 in costs that it had incurred over many months in the pursuit of this acquisition.

Daniel Leever, Chairman and Chief Executive of MacDermid, said, “As I referenced during our February 14th investor conference call we have pursued a major acquisition. This effort involved a friendly approach to a non-US public company. In the final days of investigation and negotiation, the target's share price increased to a level making the intended price, including a market premium, above our maximum range. We therefore agreed with the target to disengage. Due to the very late stage in the process, we had already incurred significant costs including legal fees surrounding a fully negotiated credit agreement, pension advisory, and extensive consulting costs supporting our due diligence. We are committed to exercising discipline in acquisitions. At our maximum price this acquisition was planned to be very accretive. There comes a point however, where the risk reward is not justified.”

Website: http://www.macdermid.com

MacDermid, Incorporated

NYSE - MRD
CUSIP 554273 10 2

March 21st, 2006
This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation’s future business prospects. Investors should also be aware of factors that could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.